Exhibit 5.1

77 WEST WACKER • SUITE 3500 • CHICAGO, ILLINOIS 60601.1692

TELEPHONE: +1.312.782.3939 • FACSIMILE: +1.312.782.8585

December 17, 2021

Peabody Energy Corporation

701 Market Street

St. Louis, Missouri 63101

Re:	Up to 7,500,000 Shares of Common Stock of Peabody Energy Corporation

Ladies and Gentlemen:

We have acted as counsel for Peabody Energy Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale of up to 7,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be offered by the Company through B. Riley Securities, Inc., acting as agent (the “Agent”), pursuant to the At Market Issuance Sales Agreement, dated June 4, 2021 (the “Sales Agreement”), by and between the Company and the Agent. The Common Stock may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Act”) in accordance with the terms of the Sales Agreement.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that that the Common Stock, when issued and delivered pursuant to the terms of the Sales Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and non-assessable, provided that such consideration is at least equal to the stated par value of the Common Stock.

In rendering the opinion above, we have assumed that the resolutions authorizing the Company to issue and deliver and sell the Common Stock pursuant to the Sales Agreement will be in full force and effect at all times at which the Common Stock is issued and delivered or sold by the Company and the Company will take no action inconsistent with such resolutions.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS • DETROIT

DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID • MELBOURNE

MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MOSCOW • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH • SAN DIEGO

SAN FRANCISCO • SÃO PAULO • SAUDI ARABIA • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

Peabody Energy Corporation December 17, 2021 Page 2

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K, dated the date hereof, filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-254765) (the “Registration Statement”), filed by the Company to effect the registration of the Common Stock under the Act and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day